Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, August 19, 2010	TRADED: Nasdaq
LANCASTER COLONY REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS
COLUMBUS, Ohio, Aug. 19 — Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal year ended June 30, 2010, including these highlights:
•	Net sales increased 0.5 percent to $1,057 million versus $1,051 million last year.
•	Net income totaled a record $115.0 million or $4.07 per diluted share. Prior year net income totaled $89.1 million, or $3.17 per diluted share. Fiscal 2010 results included pretax income of $0.9 million (two cents per share after taxes) associated with a second quarter distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). In fiscal 2009, the pretax CDSOA distribution was $8.7 million (20 cents per share after taxes).
•	The cash dividend was increased for the 47th consecutive year, and 80,000 shares were repurchased at a cost of approximately $4.4 million.
•	The balance sheet remained strong with no debt outstanding. The company’s $160 million unsecured revolving credit facility was unused and fully available.
Fourth Quarter Results
Highlights of the fourth quarter ended June 30, 2010 included the following:
•	Net sales decreased two percent to $248 million versus $253 million in the year ago quarter.
•	Specialty Foods sales totaled $217.3 million, a decline of four percent from last year’s record fourth quarter total. This decline was primarily due to weaker foodservice volume and cost-driven price decreases. Retail sales declined slightly, with the earlier Easter this year shifting sales to the third fiscal quarter. Lower sales volumes, greater investment in trade support for certain frozen lines, increased freight and somewhat less efficient operations contributed to segment operating income declining by 18 percent to $38.2 million from the prior year’s record of $46.8 million.
•	Glassware and Candles sales increased 15 percent to $30.7 million primarily due to higher candle sales to the mass market. The segment’s quarterly operating loss improved to less than $0.1 million compared to $0.9 million a year ago. The benefits from higher sales and greater production volumes were mitigated by higher input costs, especially for paraffin wax.
•	Fourth quarter net income totaled $22.8 million, or $0.81 per diluted share, versus the year ago net income of $28.4 million, or $1.01 per diluted share.
Chairman and CEO John B. Gerlach, Jr. said, “Persistent economic weakness continues to challenge consumer spending, especially for food consumed away from home. The Easter timing
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was also an issue for our fourth quarter retail food sales. Although our fourth quarter is one of seasonal candle weakness, we were pleased to see further increased sales of our high-quality, value-oriented candles. The quarter’s operating income was impacted by softer food sales and increased trade promotional activities in addition to our planned consumer-focused marketing efforts, which are part of our long-term investment in our branded retail food products.”
Fiscal 2010 Commentary
Mr. Gerlach said, “For the year, we achieved record operating income and net income, with meaningful bottom-line improvement in both operating segments. Better Specialty Foods results led this increase as we enjoyed higher retail sales volumes and lower average material costs despite higher consumer marketing and trade promotional investments. We were also pleased with the improvement in our candle operations.”
Fiscal 2011 Commentary
Mr. Gerlach continued, “We begin the new year with well-positioned food brands, balance sheet flexibility and future growth potential from new product development and greater geographic penetration. New Specialty Foods retail products include Marzetti Otria™ Greek yogurt-based vegetable dips, New York brand Ciabatta garlic loaf, and Sister Schubert’s soft multi-grain frozen rolls. We believe that sales growth is achievable in fiscal 2011, but our earnings optimism is tempered by economic hurdles faced by consumers, planned expansion of marketing activities, rising paraffin wax costs and potentially higher food commodity and packaging costs. Our unwavering focus on efficiently providing consumer-pleasing products and strong customer service should help yield continued strong shareholder returns.”
Conference Call on the Web
The company’s fiscal year and fourth quarter conference call is scheduled for this morning, August 19, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
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Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

PAGE 4 / LANCASTER COLONY REPORTS FISCAL YEAR AND 4TH QUARTER RESULTS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$248,005	$253,385	$1,056,608	$1,051,491
Cost of sales	188,080	188,367	786,276	835,999

Gross margin	59,925	65,018	270,332	215,492
Selling, general & administrative expenses	24,625	21,905	93,821	84,238
Restructuring and impairment charges	179	—	2,312	1,606

Operating income	35,121	43,113	174,199	129,648
Interest expense	—	(23)	—	(1,217)
Interest income and other — net	(7)	10	939	8,575

Income before income taxes	35,114	43,100	175,138	137,006
Taxes based on income	12,299	14,699	60,169	47,920

Net income	$22,815	$28,401	$114,969	$89,086

Net income per common share:(a)(b)

Basic	$.81	$1.01	$4.08	$3.17
Diluted	$.81	$1.01	$4.07	$3.17

Cash dividends per common share	$.30	$.285	$1.185	$1.135

Weighted average common shares outstanding(b):
Basic	28,176	27,990	28,144	28,033
Diluted	28,205	28,017	28,174	28,044

(a)	Based on the weighted average number of shares outstanding during each period.

(b)	Prior year diluted net income per common share and diluted weighted average common shares outstanding were restated to reflect the impact of the adoption of new accounting guidance about participating securities contained within Accounting Standards Codification Topic 260.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
NET SALES
Specialty Foods	$217,345	$226,824	$893,256	$909,897
Glassware and Candles	30,660	26,561	163,352	141,594

	$248,005	$253,385	$1,056,608	$1,051,491

OPERATING INCOME (LOSS)
Specialty Foods	$38,194	$46,798	$176,194	$145,848
Glassware and Candles	(40)	(875)	9,445	(5,671)
Corporate expenses	(3,033)	(2,810)	(11,440)	(10,529)

	$35,121	$43,113	$174,199	$129,648

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	June 30,
	2010	2009
ASSETS
Current assets:
Cash and equivalents	$100,890	$38,484
Receivables — net of allowance for doubtful accounts	67,766	61,152
Total inventories	121,509	102,523
Deferred income taxes and other current assets	27,234	20,653

Total current assets	317,399	222,812
Net property, plant and equipment	166,097	170,900
Other assets	102,957	104,769

Total assets	$586,453	$498,481

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,904	$41,180
Accrued liabilities	36,049	33,399

Total current liabilities	77,953	74,579
Other noncurrent liabilities and deferred income taxes	23,592	21,346
Shareholders’ equity	484,908	402,556

Total liabilities and shareholders’ equity	$586,453	$498,481

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